Exhibit 99.1

Full Circle Capital Provides Update on First Quarter 2015

Portfolio Activity

First Quarter Direct and Managed Investments Totaled $37.9 million

GREENWICH, CT, October 1, 2014 – Full Circle Capital Corporation (NASDAQ:FULL) (“Full Circle Capital”) today released an update of its investment portfolio activity for the first quarter of fiscal 2015 ended September 30, 2014.

During the first quarter of 2015, Full Circle Capital completed portfolio investments totaling approximately $37.9 million, either directly or through vehicles it manages. This includes direct investments in four new portfolio companies totaling approximately $21.2 million, direct follow-on investments in existing portfolio companies totaling approximately $6.7 million and investments made through FC Capital Investment Partners, a vehicle managed by Full Circle Capital, of $10.0 million. These new portfolio investments are first lien secured debt investments in companies operating in the Software Security, Oil Field Services and Healthcare sectors. Also during the quarter, US Path Labs, LLC fully repaid its $3.5 million loan facility and Full Circle Capital sold $12.5 million of syndicated loans, including both Dynamic Energy Services International, LLC and RCS Capital Corp., in order to redeploy capital into higher returning assets.

Full Circle Capital restructured its loan facility to Blackstrap Broadcasting, LLC, with the loan returning to performing status as of September 22, 2014. In conjunction with this restructuring, the Company funded an additional $6.0 million to purchase the balance of the first lien facility. As a result, Full Circle Capital now holds a first lien loan with a face value of $11.2 million. This loan carries an interest rate of 11.00% (LIBOR +10.00%, with a 1.00% LIBOR floor) and is providing a 14.6% yield on the pro forma fair value, as adjusted for the transaction.

Full Circle Capital also amended the terms of its outstanding warrant in Advanced Cannabis Solutions, Inc. The Company previously held warrants to buy 1 million shares at an exercise price of $5.50 per share; following the amendment, Full Circle Capital holds warrants to buy 1.4 million shares at an exercise price of $4.00 per share.

Gregg J. Felton, Full Circle Capital’s President and Co-Chief Executive Officer, stated, “The ongoing pace of origination activity remains at robust levels, building on our strong fourth quarter results. Full Circle Capital continues to increase its asset production through an expanding variety of channels and across a broad set of industries.”

“We believe that the more liquid credit markets have begun to show signs of weakness with approximately $8.9 billion flowing out of high yield and leveraged loan funds during the past nine months. Since we expect credit fundamentals to remain relatively strong, we believe the softening demand from traditional high yield investors will enhance our origination opportunities.”

John Stuart, Full Circle Capital’s Chairman and Co-Chief Executive Officer commented, “We are also pleased to have announced the restructuring of our loan to Blackstrap Broadcasting, LLC which is now a performing asset with what we consider an attractive yield. We remain focused on optimizing outcomes of certain underperforming legacy positions as we believe the resolution of these positions, combined with continued portfolio growth and diversification, provides a stronger foundation for stockholder returns.”

About Full Circle Capital

Full Circle Capital Corporation (Nasdaq: FULL) is a Greenwich, Connecticut based closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle Capital lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. Full Circle Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website, www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle Capital's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle Capital's filings with the Securities and Exchange Commission. Full Circle Capital undertakes no duty to update any forward-looking statements made herein.

Company Contacts:	Investor Relations Contacts:
Gregg J. Felton, Co-Chief Executive Officer	Stephanie Prince
John Stuart, Co-Chief Executive Officer	Jody Burfening
Full Circle Capital Corporation	Lippert/Heilshorn & Associates
203-900-2100	212-838-3777
info@fccapital.com	sprince@lhai.com

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